Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 09-12

Contact:	Tabitha Zane Vice President, Investor Relations 919-431-1529

Highwoods Properties Reports First Quarter 2009 Results

$0.70 FFO per Diluted Share

Reaffirms 2009 FFO Guidance of $2.53-$2.72 per Diluted Share

Raleigh, NC – April 29, 2009 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported results for the quarter ended March 31, 2009.

Ed Fritsch, President and CEO, stated, “We had a good first quarter. FFO per diluted share of $0.70 was solid, indicative of year-over-year revenue growth and reductions in interest expense, preferred dividends and G&A expenses. We leased 851,000 square feet of second generation space, including 547,000 square feet of office space. As expected, occupancy dropped from 91.0% at year end to 89.0%, with half of the decline attributable to two large industrial lease expirations totaling 269,000 square feet. We continue to benefit from the improvements made to our portfolio over the past four years as evidenced by occupancy in our office portfolio, which remains substantially better than the overall occupancy of our individual markets.”

“In keeping with our focus on maintaining a strong and flexible balance sheet, we continue to execute on our well-defined financing plan which targets approximately $250 million in proceeds this year, including approximately $75 million in dispositions. These proceeds will be used to satisfy $117 million of remaining debt maturities in 2009 and pay down our credit facility. To date, we have obtained a $20 million unsecured loan and we are well along in the process of obtaining new secured loans for approximately $155 million,” added Mr. Fritsch.

First Quarter Financial Results

For the first quarter of 2009, the Company reported net income available for common stockholders of $10.8 million, or $0.17 per diluted share. This compares to net income available for common stockholders of $12.8 million, or $0.22 per diluted share, for the first quarter of 2008. First quarter 2009 net income available for common stockholders included $0.01 per diluted share from gains from sales of residential condominiums, while first quarter 2008 net income available for common stockholders included $0.06 per diluted share of gains on sales of depreciable assets. Excluding these gains on asset sales, net income available for common stockholders would have been $0.16 per diluted share for both 2008 and 2009. In addition, weighted average common shares outstanding in the first quarter of 2009 was 67.7 million compared to weighted average common shares outstanding of 61.4 million in the first quarter of 2008.

Highwoods Properties

FFO (Funds from Operations) for the first quarter of 2009 was $47.6 million, or $0.70 per diluted share, compared to FFO of $43.5 million, or $0.71 per diluted share, for the first quarter of 2008.

FFO from core operations in the first quarter of 2009 was $0.68 per diluted share, unchanged from the first quarter of 2008. FFO from core operations is reported FFO excluding (1) recurring, non-core operating items such as gains from land and residential condo sales and lease termination fees and (2) unusual items such as building impairments.

Included in 2009 and 2008 first quarter net income available for common stockholders were the following items:

	3 Months Ended 3/31/09		3 Months Ended 3/31/08
	(000)	Per Share	(000)	Per Share
Gains on For-Sale Residential Condos, Net of Partner’s Interest	$550	$0.01	$0	$0.00
Lease Termination Income	1,138	0.02	1,900	0.03
Straight Line Rental Income	1,534	0.02	2,404	0.04
Capitalized Interest	1,504	0.02	2,585	0.04
Gains on Sales of Depreciable Assets	92	0.00	3,726	0.06

First Quarter 2009 Operating Highlights

•

Second generation leasing activity in Highwoods’ portfolio was 851,000 square feet, including 547,000 square feet of office space, 293,000 square feet of industrial space and 11,000 square feet of retail space. Occupancy in the Company’s wholly-owned portfolio was 89.0%.

•

Straight-line (GAAP) rental rates for the 104 office leases signed in the first quarter increased 6.6% from straight line rental rates under the previous leases, while cash rents declined 1.1%. Cash rent growth is determined by comparing the final cash rent and cost recovery income from the prior customer in the space compared to the initial cash and recovery income from the new customer after netting out any free rent.

•

G&A was reduced by $1.4 million, or 14%, from the first quarter of 2008 primarily as a result of 1) lower headcount, 2) lower legal, audit and dead deal costs and 3) lower short- and long-term incentive compensation expenses.

Funds from Operations Outlook

The Company reaffirmed its original 2009 FFO guidance of $2.53 to $2.72 per diluted share. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and condominium sales and the timing and impact of development deliveries and acquisitions. This estimate also includes $0.12 to $0.18 per share of expected dilution from projected property dispositions and expected higher costs from projected debt financings as described above. FFO guidance excludes any gains or impairments associated with depreciable properties or joint venture interests, as well as unusual charges or credits that may occur during the year. FFO guidance is based on 67.8 million diluted shares outstanding. Factors that could cause actual 2009 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2008 Annual Report on Form 10-K.

Highwoods Properties

Management’s outlook for 2009 is based on the following assumptions:

	Low		High
Year End Occupancy	87.0%		90.0%

Total Cash NOI Growth (1)	-1.5%		+1.0%

G&A Expenses	$32.0	M	$34.0	M

Lease Termination Income	$1.1	M	$3.0	M

Gains from Land and Residential Condo Sales	$1.0	M	$2.0	M

Straight Line Rental Income	$3.0	M	$5.0	M

Dispositions	$50	M	$100	M

Acquisitions	$0	M	$100	M

Development Starts	$0	M	$50	M

(1)	Excludes impact of potential dispositions.

Supplemental Information

A copy of the Company’s first quarter 2009 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s website at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Thursday, April 30, at 10:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (800) 895-5087. A live, listen-only webcast can be accessed through the Company’s website at www.highwoods.com under the “Investor Relations” section. A recording of this teleconference call will also be available through the Company’s website.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

Highwoods Properties

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by NAREIT as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect Funds from Operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company adds back net income attributable to non-controlling interest in its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2008 to March 31, 2009). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

Highwoods Properties

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At March 31, 2009, the Company owned or had an interest in 382 in-service office, industrial and retail properties encompassing approximately 35.4 million square feet. Highwoods also owned 580 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2009 financial and operational results and the related assumptions underlying our expected results and anticipated financing activity, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space as quickly as anticipated or on as favorable terms as old leases; difficulties in obtaining additional capital to satisfy our future cash needs or increases in interest rates could adversely impact our ability to fund important business initiatives and increase our debt service costs; our Southeastern and Midwestern markets may suffer declines in economic growth; our banking and joint venture partners may suffer financial difficulties that adversely impact their ability to satisfy their contractual obligations to us; and others detailed in the Company’s 2008 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Rental and other revenues	$115,966	$113,428

Operating expenses:
Rental property and other expenses	41,797	38,574
Depreciation and amortization	33,424	30,748
General and administrative	8,315	9,711

Total operating expenses	83,536	79,033

Interest expense:
Contractual	20,579	23,463
Amortization of deferred financing costs	662	638
Financing obligations	735	740

	21,976	24,841
Other income:
Interest and other income	1,007	795

	1,007	795

Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	11,461	10,349
Net gains on disposition of property	19	—
Gains on for sale residential condominiums	347	—
Equity in earnings of unconsolidated affiliates	1,300	1,989

Income from continuing operations	13,127	12,338
Discontinued operations:
Income from discontinued operations	—	670
Net gains on sales of discontinued operations	73	3,726

	73	4,396

Net income	13,200	16,734
Net income attributable to noncontrolling interest in the Operating Partnership	(694)	(893)
Net income attributable to noncontrolling interest in consolidated affiliates	(18)	(198)
Dividends on preferred stock	(1,677)	(2,838)

Net income available for common stockholders	$10,811	$12,805

Earnings per common share—basic:
Income from continuing operations available for common stockholders	$0.17	$0.15
Income from discontinued operations available for common stockholders	—	0.07

Net income available for common stockholders	$0.17	$0.22

Weighted average common shares outstanding—basic	63,631	57,217

Earnings per common share—diluted:
Income from continuing operations available for common stockholders	$0.17	$0.15
Income from discontinued operations available for common stockholders	—	0.07

Net income available for common stockholders	$0.17	$0.22

Weighted average common shares outstanding—diluted	67,705	61,416

Net income available for common stockholders:
Income from continuing operations available for common stockholders	10,742	8,696
Income from discontinued operations available for common stockholders	69	4,109

Net income available for common stockholders	$10,811	$12,805

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2009	December 31, 2008
Assets:
Real estate assets, at cost:
Land	$354,629	$352,872
Buildings and tenant improvements	2,831,001	2,819,844
Development in process	70,808	61,938
Land held for development	98,946	98,946

	3,355,384	3,333,600
Less-accumulated depreciation	(734,944)	(714,224)

Net real estate assets	2,620,440	2,619,376
For sale residential condominiums	21,423	24,284
Real estate and other assets, net, held for sale	1,242	1,242
Cash and cash equivalents	7,757	13,757
Restricted cash	2,781	2,258
Accounts receivable, net	16,748	23,687
Notes receivable, net	3,447	3,602
Accrued straight-line rents receivable, net	81,513	79,979
Investment in unconsolidated affiliates	67,677	67,723
Deferred financing and leasing costs, net	71,607	73,216
Prepaid expenses and other assets	36,015	37,046

Total Assets	$2,930,650	$2,946,170

Liabilities, Noncontrolling Interest in the Operating Partnership and Equity:
Mortgages and notes payable	$1,619,276	$1,604,685
Accounts payable, accrued expenses and other liabilities	121,285	135,609
Financing obligations	34,509	34,174

Total Liabilities	1,775,070	1,774,468
Noncontrolling interest in the Operating Partnership	87,119	111,278
Stockholders’ Equity:
Preferred stock	81,592	81,592
Common stock	638	636
Additional paid-in capital	1,640,174	1,616,093
Distributions in excess of net earnings	(655,435)	(639,281)
Accumulated other comprehensive loss	(4,698)	(4,792)

Total Stockholders’ Equity	1,062,271	1,054,248
Noncontrolling interest in consolidated affiliates	6,190	6,176

Total Equity	1,068,461	1,060,424

Total Liabilities, Noncontrolling Interest in the Operating Partnership and Equity	$2,930,650	$2,946,170

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Funds from operations:
Net income	$13,200	$16,734
Net income attributable to noncontrolling interest in the Operating Partnership	(694)	(893)
Net income attributable to noncontrolling interest in consolidated affiliates	(18)	(198)
Dividends on preferred stock	(1,677)	(2,838)

Net income available for common stockholders	10,811	12,805
Add/(deduct):
Depreciation and amortization of real estate assets	32,981	30,191
(Gains) on disposition of depreciable properties	(19)	—
Noncontrolling interest in the Operating Partnership	694	893
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,250	2,935
Discontinued operations:
Depreciation and amortization of real estate assets	—	361
(Gains) on disposition of depreciable properties	(73)	(3,726)

Funds from operations	$47,644	$43,459

Funds from operations per share—diluted:
Net income available for common stockholders	$0.17	$0.22
Add/(deduct):
Depreciation and amortization of real estate assets	0.48	0.49
(Gains) on disposition of depreciable properties	—	—
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.05
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01
(Gains) on disposition of depreciable properties	—	(0.06)

Funds from operations	$0.70	$0.71

Weighted average shares outstanding—diluted	67,705	61,416

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended March 31,
	2009	2008
Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	$11,461	$10,349

Other income	(1,007)	(795)
Interest expense	21,976	24,841
General and administrative expense	8,315	9,711
Depreciation and amortization expense	33,424	30,748

Net operating income from continuing operations	74,169	74,854

Less—non same property and other net operating income	7,031	2,403

Total same property net operating income from continuing operations	$67,138	$72,451

Rental and other revenues	$115,966	$113,428
Rental property and other expenses	41,797	38,574

Total net operating income from continuing operations	74,169	74,854

Less—non same property and other net operating income	7,031	2,403

Total same property net operating income from continuing operations	$67,138	$72,451